Exhibit 99.1

Thursday, March 22, 2012

Advant-e Corporation Announces Financial

Results for 2011

Company Reports Record Revenue and Net Income; Revenue increased 3%

and Net income increased 8% compared to 2010

Beavercreek, Ohio, March 22, 2012 — Advant-e Corporation (OTCBB: ADVC) today announced financial and operating results for the year ending December 31, 2011. The Company provides Internet-based Electronic Data Interchange services through Edict Systems, Inc. and sells electronic document management software and services through Merkur Group, Inc.

The Company reported revenue in 2011 of $9,588,535 compared to revenue of $9,302,611 in 2010, and reported net income for 2011 of $1,711,380, or $.026 per share, compared to $1,585,339, or $.024 per share, in 2010.

Consolidated revenue set a record, and increased by 3% over 2010. Revenue for Edict Systems, which grew for the eleventh consecutive year, increased by 6% primarily from growth in Web EDI services in Grocery/Retail and Automotive, and in EnterpriseEC. Revenue from Merkur Group decreased by 12% as Merkur continues to face challenges in their targeted markets.

Consolidated net income set a record and increased by 8% over 2010. 2011 was the ninth consecutive year that the Company has reported a net profit. Net income from Edict Systems increased by 13%, and Merkur Group contributed net income of $170,392.

Mr. Jason K. Wadzinski, Chairman and CEO of Advant-e stated, “We had a successful 2011 as we reported record revenue and record net income. We paid a $.02 per share special cash dividend and ended the year with a strong cash position with no outstanding bank or other long-term debt. We substantially exceeded our goal of 20% pre-tax profitability by achieving 27%. The Company moved to a new facility which provides additional space and infrastructure improvements. Edict Systems continued to convert Web EDI customers to our new platform, for which we have received favorable customer feedback.”

“Our goal for 2012 is to increase top-line revenue growth while maintaining acceptable profitability,” continued Mr. Wadzinski. “We will continue our efforts to grow in the industries in which we have a presence as well as focus on new opportunities.”

About Advant-e Corporation

Advant-e, via its wholly owned subsidiaries Edict Systems, Inc. and Merkur Group, Inc. is a provider of internet-based hosted Electronic Data Interchange (EDI) and electronic document management software and services. The Company helps businesses automate manual, paper-intensive processes via expanded use of EDI or by integrating directly with ERP/MRP systems.

Additional information about Advant-e Corporation can be found at www.Advant-e.com, www.EdictSystems.com, and www.MerkurGroup.com, or by contacting investor relations at (937) 429-4288. The company’s email is advant-e@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2011 and 2010

	2011	2010
Assets
Current assets:
Cash and cash equivalents	$3,459,402	2,963,172
Accounts receivable, net	784,239	743,020
Prepaid software maintenance costs	190,429	174,013
Prepaid expenses and deposits	107,871	99,234
Prepaid income taxes	1,910	—
Deferred income taxes	207,336	153,643

Total current assets	4,751,187	4,133,082
Software development costs, net	262,102	308,832
Property and equipment, net	171,199	228,121
Goodwill	1,474,615	1,474,615
Other intangible assets, net	159,796	244,508

Total assets	$6,818,899	6,389,158

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$112,402	79,986
Income taxes payable	—	33,619
Accrued salaries and other expenses	205,334	180,311
Deferred revenue	748,828	673,810

Total current liabilities	1,066,564	967,726
Deferred income taxes	198,456	244,481

Total liabilities	1,265,020	1,212,207

Shareholders’ equity:
Common stock, $.001 par value; 100,000,000 shares authorized; 66,722,590 shares issued and outstanding	66,723	66,723
Paid-in capital	1,936,257	1,936,257
Retained earnings	3,550,899	3,173,971

Total shareholders’ equity	5,553,879	5,176,951

Total liabilities and shareholders’ equity	$6,818,899	6,389,158

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2011 and 2010

	2011	2010
Revenue	$9,588,535	9,302,611
Cost of revenue	3,778,885	3,660,685

Gross margin	5,809,650	5,641,926
Marketing, general and administrative expenses	3,216,048	3,237,337

Operating income	2,593,602	2,404,589
Other income, net	2,530	1,582

Income before income taxes	2,596,132	2,406,171
Income tax expense	884,752	820,832

Net income	$1,711,380	1,585,339

Earnings per share – basic and diluted	$0.026	0.024

Weighted average shares outstanding – basic and diluted	66,722,590	66,722,590

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2011 and 2010

	Common Stock	Paid-in Capital	Retained Earnings	Treasury Stock	Total
Balance January 1, 2010	$66,951	1,964,221	1,588,632	(28,192)	3,591,612
Net income			1,585,339		1,585,339
Retirement of shares	(228)	(27,964)		28,192	—

Balance December 31, 2010	66,723	1,936,257	3,173,971	—	5,176,951
Net income			1,711,380		1,711,380
Dividends ($0.02 per share)			(1,334,452)		(1,334,452)

Balance December 31, 2011	$66,723	1,936,257	3,550,899	—	5,553,879

ADVANT-E CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2011and 2010

	2011	2010
Cash flows from operating activities:
Net income	$1,711,380	1,585,339
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	146,036	203,552
Amortization of software development costs	87,366	30,669
Amortization of other intangible assets	84,712	84,712
Loss on disposal of assets	1,003	4,688
Deferred income taxes	(99,718)	(31,042)
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(41,219)	(108,965)
Prepaid software maintenance costs	(16,416)	(11,506)
Prepaid expenses and deposits	(8,637)	(23,715)
Prepaid income taxes	(1,910)	39,798
Accounts payable	32,416	(35,560)
Income taxes payable	(33,619)	33,619
Accrued salaries and other expenses	25,023	33,612
Deferred revenue	75,018	91,512

Net cash flows from operating activities	1,961,435	1,896,713

Cash flows from investing activities:
Purchases of property and equipment	(90,117)	(123,540)
Software development costs	(40,636)	(189,545)

Net cash flows from investing activities	(130,753)	(313,085)

Cash flows from financing activities:
Dividends paid	(1,334,452)	(1,334,452)

Net increase in cash and cash equivalents	496,230	249,176
Cash and cash equivalents, beginning of year	2,963,172	2,713,996

Cash and cash equivalents, end of year	$3,459,402	2,963,172

Supplemental disclosures of cash flow items:
Income taxes paid	$1,020,000	778,417
Non cash transactions:
Retirement of shares	$—	28,192

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.